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                                 EXHIBIT 99.1

                      PRESS RELEASE DATED APRIL 15, 2004



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 MONARCH COMMUNITY BANCORP, INC. CONSUMMATES ACQUISITION OF MSB FINANCIAL, INC.

      COLDWATER, Mich., April 15 -- Monarch Community Bancorp, Inc. (Nasdaq:
MCBF), Coldwater, Michigan, announced today that it has completed its merger with MSB Financial, Inc. (Nasdaq: MSBF), Marshall, Michigan. In connection with the merger, each outstanding share of MSB Financial common stock will be exchanged for $15.04 in cash and 0.2381 of a share of Monarch Community Bancorp common stock. Monarch Community Bancorp will issue a total of approximately 311,133 shares and pay a total of approximately $19.6 million to the former MSB Financial stockholders.

      As a result of the merger, MSB Financial has been merged with and into Monarch Community Bancorp. Marshall Savings Bank, MSB Financial's wholly-owned subsidiary, is expected to be merged with and into Monarch Community Bank, a wholly-owned subsidiary of Monarch Community Bancorp, during the second quarter of 2004. Monarch Community Bancorp's combined banking operations now consist of eight offices and one drive thru facility located in Branch, Hillsdale and Battle Creek Counties, Michigan.

      Forward-Looking Statements

      This news release contains certain forward-looking statements about the proposed merger of Monarch Community Bancorp, Inc. and MSB Financial, Inc. These statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."